Exhibit 99.1

Contact: Mark E. Secor
Chief Financial Officer
Phone: (219) 873-2611
Fax: (219) 874-9280
Date: April 17, 2013

FOR IMMEDIATE RELEASE

Horizon Bancorp Announces Record Quarterly Earnings

Michigan City, Indiana (NASDAQ GM: HBNC) – Horizon Bancorp today announced its unaudited financial results for the three-month period ended March 31, 2013.

SUMMARY:

•	First quarter 2013 net income was $5.3 million or $.58 diluted earnings per share, the highest quarterly net income in the Company’s history.
•	Net interest income, before provisions for loan losses, for the first three months of 2013 was $16.0 million compared with $13.2 million for the same period in the prior year.
•
Non-interest income rose to $7.5 million in first quarter 2013 compared with $5.1 million in first quarter 2012, primarily reflecting a significant increase in gain on sale of loans, and increased fee income from fiduciary activities.

•	Return on average assets was 1.23% for the first quarter of 2013.
•	Return on average common equity was 14.11% for the first quarter of 2013.
•	Total loans decreased $100.9 million during the quarter to $1.1 billion at March 31, 2013 as mortgage warehouse loans decreased $107.8 million during the same period.
•	Total deposits increased $20.9 million during the quarter to $1.3 billion at March 31, 2013.
•	Total borrowings decreased $136.9 million during the quarter to $208.9 million as the short-term funding needed for mortgage warehouse loans declined and deposits increased.
•	Horizon’s tangible book value per share rose to $14.64 at March 31, 2013, compared to $14.24 at March 31, 2012.
•
Horizon Bank’s capital ratios, including Tier 1 Capital to Average Assets of 8.82% and Total Capital to Risk Weighted Assets of 13.58% as of March 31, 2013, continue to be well above the regulatory standards for well-capitalized banks.

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Pg. 2 cont. Horizon Bancorp Announces Record Quarterly Earnings

Craig M. Dwight, President and CEO, commented: “Record first quarter earnings demonstrated the contribution of new assets acquired in our acquisition of Heartland Bancshares, Inc. (“Heartland”) in mid-2012 and full realization of the transaction’s synergies.  In addition, we have been particularly pleased with growth in our commercial lending relationship business which has generated $25.7 million in organic loan growth in the past six months, led by our Kalamazoo, Michigan and Indianapolis, Indiana locations.  As our commercial loans continue to grow our commercial team is generating new deposits and fee income from business banking services by expanding relationships.”

Dwight noted the Bank continues to build core deposits to help maintain a low cost of funding. Non-interest bearing deposits increased to $217.2 million at March 31, 2013 compared with $138.6 million in first quarter 2012, reflecting growth in the number of banking relationships with small businesses and the acquisition of Heartland.  Interest bearing transaction accounts rose to $778.0 million in the first quarter 2013 compared with $769.8 million at December 31, 2012 and $641.1 million at March 31, 2012.

Income Statement Highlights

Net income for the first quarter of 2013 was $5.3 million or $.58 diluted earnings per share compared to $4.6 million or $.59 diluted earnings per share in the first quarter of 2012.  The net income for the first quarter of 2013 is the highest net income in the Company’s history.  Diluted earnings per share decreased by $.01 due to the additional shares issued in the Heartland acquisition and lower mortgage warehouse lending activity as compared with the same time period for the prior year.  Growth in commercial loans and realizing the synergies from the Heartland transaction contributed to the record earnings in the first quarter of 2013 as mortgage warehousing balances decreased.

The Company’s net interest margin was 4.10% during the first quarter of 2013, up from 3.87% for the three-month period ending March 31, 2012 but down 6 basis points from the three months ending December 31, 2012.  The increase in the margin in the first quarter of 2013 compared to the same period in 2012 was due to the recognition of approximately $2.0 million of interest income from Heartland loan discounts being accreted and loans paying off, along with a reduction in the rate paid on interest bearing liabilities.  Excluding the interest income recognized from the loan discounts, the margin would have been 3.60% for the three month period ending March 31, 2013.

Residential mortgage lending activity during the first quarter of 2013 generated $3.1 million in income from the gain on sale of mortgage loans, representing  an increase of $832,000 from the same period in 2012 and a decrease of $896,000 from the fourth quarter of 2012.

“The quality of the loans we are originating has consistently facilitated the sale of longer-term, lower interest fixed rate mortgages to the secondary market,” noted Dwight. “This has driven valuable non-interest income and enabled us to manage the risk profile of our loan portfolio.”

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Pg. 3 cont. Horizon Bancorp Announces Record Quarterly Earnings

Lending Activity

Total loans decreased by $100.9 million from $1.2 billion at December 31, 2012 to $1.1 billion at March 31, 2013.  Mortgage warehouse loans decreased by $107.8 million and consumer loans decreased by $7.4 million.  Commercial loans increased by $12.6 million and residential mortgage loans increased by $1.6 million.  Dwight noted the slow-down in the Company’s mortgage warehousing business reflects interest rate movements, seasonality and the decline in the demand for mortgage refinance business.

The provision for loan losses was $2.1 million for the first quarter of 2013, which was approximately $1.5 million more than the provision for the same period of the prior year and $369,000 more than the previous quarter.  The higher provision for loan losses during the first quarter was related to organic growth in the Company’s loan portfolio and $1.4 million of additional loan loss provision expense related to credit losses from certain Heartland loans that exceeded the loan discounts recorded at the time of the acquisition.  As a percentage of total loans, non-performing loans were 2.16% on March 31, 2013, up from 1.97% on December 31, 2012, and 2.11% on March 31, 2012.  The increase at March 31, 2013 is attributable to the decrease in total loans.

The ratio of allowance for loan losses to total loans decreased to 1.78% as of March 31, 2013 from 1.94% as of March 31, 2012.  The decrease in the ratio was primarily due to the increase in total loans resulting from the Heartland acquisition in which loans were recorded at fair value with no allowance allocated to them at March 31, 2013.

Non-performing loans totaled $23.7 million on March 31, 2013, down slightly from $23.8 million on December 31, 2012, and up from $21.1 million on March 31, 2012.  The increase from March 31, 2012 was due to the Heartland acquisition.  Excluding Heartland loans, non-performing loans increased to $17.3 million at March 31, 2013 from $16.5 million at December 31, 2012.

At March 31, 2013, loans acquired in the Heartland acquisition represented $6.4 million in non-performing, $17.7 million in substandard and $793,000 in delinquent loans, which compares to $7.3 million in non-performing, $18.1 million in substandard and $3.4 million in delinquent loans at December 31, 2012.

Expense Management

Total non-interest expense was $2.8 million higher in the first quarter of 2013 compared to the first quarter of 2012 and $1.8 million lower compared to the three months ending December 31, 2012.  Salaries and employee benefits increased $1.5 million compared to the same quarter in 2012 and decreased approximately $472,000 compared to the three months ending December 31, 2012.  The increase over the previous year was primarily the result of changes to annual merit pay, employee benefits costs, commissions earned and bonus accruals.  In addition, compensation expense was higher due to the Heartland acquisition and directly related to Horizon’s investment in growth markets.  The decrease compared to the fourth quarter of 2012 was primarily the result of lower commissions paid and bonuses accrued.

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Pg. 4 cont. Horizon Bancorp Announces Record Quarterly Earnings

Dwight concluded: “At the heart of the Company’s success are Horizon’s dedicated, experienced banking teams, whom constantly strive to provide exceptional service and sensible advice to our customers.  Although economic conditions, a low interest rate environment and intense competition for quality loans represent challenges, our employees have risen to the occasion.”

“The Company’s expanded footprint has increased the number of opportunities our team has to win new business and grow customer relationships. We will stay focused on increasing productivity and managing expenses to drive the maximum amount of revenue to the Company’s bottom line, consistent with our goal of growing shareholder value.”

Horizon Bancorp is a locally owned, independent, commercial bank holding company serving Northern and Central Indiana and Southwest Michigan through its commercial banking subsidiary Horizon Bank, NA.  Horizon also offers mortgage-banking services throughout the Midwest. Horizon Bancorp may be reached online at www.accesshorizon.com.  Its common stock is traded on the NASDAQ Global Market under the symbol HBNC.

This press release may contain forward-looking statements regarding the financial performance, business prospects, growth and operating strategies of Horizon. For these statements, Horizon claims the protections of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Statements in this press release should be considered in conjunction with the other information available about Horizon, including the information in the filings we make with the Securities and Exchange Commission. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. We have tried, wherever possible, to identify such statements by using words such as “anticipate,” “estimate,” “project,” “intend,” “plan,” “believe,” “will” and similar expressions in connection with any discussion of future operating or financial performance. Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include risk factors relating to the banking industry and the other factors detailed from time to time in Horizon’s reports filed with the Securities and Exchange Commission, including those described in “Item 1A Risk Factors” of Part I of Horizon’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012.  Undue reliance should not be placed on the forward-looking statements, which speak only as of the date hereof. Horizon does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to update any forward-looking statement to reflect the events or circumstances after the date on which the forward-looking statement is made, or reflect the occurrence of unanticipated events, except to the extent required by law.

Contact:	Horizon Bancorp
Mark E. Secor
Chief Financial Officer
(219) 873-2611
Fax: (219) 874-9280
#  #  #

HORIZON BANCORP
Financial Highlights
(Dollars in thousands except share and per share data and ratios, Unaudited)

	March 31	December 31	September 30	June 30	March 31
	2013	2012	2012	2012	2012
Balance sheet:
Total assets	$1,734,250	$1,848,227	$1,846,776	$1,563,265	$1,546,831
Investment securities	482,086	482,801	503,804	441,715	440,601
Commercial loans	473,102	460,471	447,414	356,549	350,463
Mortgage warehouse loans	143,609	251,448	244,233	215,478	213,152
Residential mortgage loans	191,347	189,714	176,553	156,675	155,550
Consumer loans	281,710	289,084	286,848	268,437	269,388
Earning assets	1,594,292	1,700,595	1,690,348	1,460,544	1,451,746
Non-interest bearing deposit accounts	217,197	209,200	211,935	136,979	138,618
Interest bearing transaction accounts	777,973	769,822	767,202	634,907	641,128
Time deposits	319,893	315,131	327,834	273,903	284,875
Borrowings	208,899	345,764	333,150	339,880	310,889
Subordinated debentures	32,370	32,331	32,282	30,722	30,699
Common stockholders' equity	149,777	146,468	143,362	118,112	113,738
Total stockholders’ equity	162,277	158,968	155,862	130,612	126,238

Income statement:	Three months ended
Net interest income	$16,010	$17,003	$14,999	$13,006	$13,198
Provision for loan losses	2,084	1,715	1,041	209	559
Other income	7,460	7,924	7,710	6,555	5,142
Other expenses	13,979	15,844	14,840	12,180	11,160
Income tax expense	2,096	2,198	1,978	2,262	2,008
Net income	5,311	5,170	4,850	4,910	4,613
Preferred stock dividend	(146)	(156)	(63)	(106)	(156)
Net income available to common shareholders	$5,165	$5,014	$4,787	$4,804	$4,457

Per share data:
Basic earnings per share	$0.60	$0.58	$0.56	$0.65	$0.60
Diluted earnings per share	0.58	0.56	0.54	0.62	0.59
Cash dividends declared per common share	0.10	0.10	0.10	0.09	0.09
Book value per common share	17.38	17.00	16.64	15.88	15.33
Tangible book value per common share	14.64	14.23	13.85	14.81	14.24
Market value - high	20.87	19.68	19.08	17.73	12.33
Market value - low	$19.10	$16.54	$17.67	$11.76	$11.53
Weighted average shares outstanding - Basic	8,617,466	8,617,466	8,503,475	7,434,537	7,422,860
Weighted average shares outstanding - Diluted	8,980,655	8,964,315	8,838,659	7,728,519	7,598,490

Key ratios:
Return on average assets	1.23%	1.13%	1.09%	1.31%	1.23%
Return on average common stockholders' equity	14.11	13.70	13.96	16.43	15.90
Net interest margin	4.10	4.16	3.79	3.79	3.87
Loan loss reserve to total loans	1.78	1.52	1.58	1.83	1.94
Non-performing loans to loans	2.16	1.97	2.08	2.07	2.11
Average equity to average assets	9.16	8.71	8.45	8.61	8.33
Bank only capital ratios:
Tier 1 capital to average assets	8.82	8.22	8.57	8.74	8.53
Tier 1 capital to risk weighted assets	12.32	11.17	11.58	12.01	11.82
Total capital to risk weighted assets	13.58	12.42	12.83	13.27	13.08

Loan data:
Substandard loans	$52,180	$52,114	$57,079	$35,634	$46,643
30 to 89 days delinquent	5,716	6,743	8,351	3,773	2,932
90 days and greater delinquent - accruing interest	$2	$54	$109	$13	$28
Trouble debt restructures - accruing interest	4,636	3,702	3,356	3,092	3,188
Trouble debt restructures - non-accrual	6,785	6,649	5,062	2,786	2,439
Non-accrual loans	12,293	13,374	15,887	14,925	15,451
Total non-performing loans	$23,716	$23,779	$24,414	$20,816	$21,106

HORIZON BANCORP

Allocation of the Allowance for Loan and Lease Losses
(Dollars in Thousands, Unaudited)

	March 31	December 31	September 30	June 30	March 31
	2013	2012	2012	2012	2012

Commercial	$9,166	$7,771	$8,058	$7,766	$8,435
Real estate	3,477	3,204	2,974	2,946	3,025
Mortgage warehousing	1,603	1,705	1,716	1,695	1,694
Consumer	5,319	5,590	5,820	5,967	6,258
Unallocated	-	-	-	-	-
Total	$19,565	$18,270	$18,568	$18,374	$19,412

Net Charge-offs
(Dollars in Thousands, Unaudited)

	Three months ended
	March 31	December 31	September 30	June 30	March 31
	2013	2012	2012	2012	2012

Commercial	$342	$1,326	$334	$278	$(332)
Real estate	141	143	205	113	59
Mortgage warehousing	-	-	-	-	-
Consumer	305	544	308	856	302
Total	$788	$2,013	$847	$1,247	$29

Total Non-performing Loans
(Dollars in Thousands, Unaudited)

	March 31	December 31	September 30	June 30	March 31
	2013	2012	2012	2012	2012

Commercial	$10,054	$10,693	$11,957	$8,796	$9,035
Real estate	8,945	9,155	8,833	8,595	8,669
Mortgage warehousing	-	-	-	-	-
Consumer	4,717	3,931	3,624	3,425	3,402
Total	$23,716	$23,779	$24,414	$20,816	$21,106

Other Real Estate Owned and Repossessed Assets
(Dollars in Thousands, Unaudited)

	March 31	December 31	September 30	June 30	March 31
	2013	2012	2012	2012	2012

Commercial	$957	$1,337	$1,867	$688	$94
Real estate	745	1,228	716	338	709
Mortgage warehousing	-	-	-	-	-
Consumer	52	11	72	43	86
Total	$1,754	$2,576	$2,655	$1,069	$889

HORIZON BANCORP AND SUBSIDIARIES
Average Balance Sheets
(Dollar Amounts in Thousands, Unaudited)

	Three Months Ended March 31, 2013			Three Months Ended March 31, 2012
	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
ASSETS
Interest-earning assets
Federal funds sold	$12,639	$8	0.26%	$4,782	$3	0.25%
Interest-earning deposits	7,423	2	0.11%	1,971	1	0.20%
Investment securities - taxable	371,311	2,012	2.20%	344,144	2,310	2.70%
Investment securities - non-taxable (1)	120,652	967	4.33%	107,892	980	5.07%
Loans receivable (2)(3)(4)	1,105,843	16,440	6.03%	952,236	13,532	5.72%
Total interest-earning assets (1)	1,617,868	19,429	4.95%	1,411,025	16,826	4.91%

Noninterest-earning assets
Cash and due from banks	23,745			15,785
Allowance for loan losses	(18,425)			(19,427)
Other assets	134,623			96,543

	$1,757,811			$1,503,926

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities
Interest-bearing deposits	$1,102,599	$1,480	0.54%	$909,314	$1,639	0.72%
Borrowings	241,383	1,448	2.43%	292,616	1,519	2.09%
Subordinated debentures	32,370	491	6.15%	31,446	470	6.01%
Total interest-bearing liabilities	1,376,352	3,419	1.01%	1,233,376	3,628	1.18%

Noninterest-bearing liabilities
Demand deposits	202,403			131,778
Accrued interest payable and other liabilities	18,082			13,510
Shareholders' equity	160,974			125,262

	$1,757,811			$1,503,926

Net interest income/spread		$16,010	3.95%		$13,198	3.73%

Net interest income as a percent of average interest earning assets (1)			4.10%			3.87%

(1)
Securities balances represent daily average balances for the fair value of securities. The average rate is calculated based on the daily average balance for the amortized cost of securities.  The average rate is presented on a tax equivalent basis.

(2)	Includes fees on loans. The inclusion of loan fees does not have a material effect on the average interest rate.
(3)	Non-accruing loans for the purpose of the computations above are included in the daily average loan amounts outstanding. Loan totals are shown net of unearned income and deferred loan fees.
(4)	Loan fees and late fees included in interest on loans.

HORIZON BANCORP AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Dollar Amounts in Thousands)

	March 31	December 31
	2013	2012
	(Unaudited)
Assets
Cash and due from banks	$27,053	$30,735
Investment securities, available for sale	479,976	482,801
Investment securities, held to maturity	2,110	-
Loans held for sale	9,105	13,744
Loans, net of allowance for loan losses of $19,565 and $18,270	1,070,203	1,172,447
Premises and equipment	42,431	42,184
Federal Reserve and Federal Home Loan Bank stock	13,333	13,333
Goodwill	19,748	19,748
Other intangible assets	3,857	4,048
Interest receivable	7,549	7,716
Cash value life insurance	35,444	35,192
Other assets	23,441	26,279
Total assets	$1,734,250	$1,848,227

Liabilities
Deposits
Non-interest bearing	$217,197	$209,200
Interest bearing	1,097,866	1,084,953
Total deposits	1,315,063	1,294,153
Borrowings	208,899	345,764
Subordinated debentures	32,370	32,331
Interest payable	552	560
Other liabilities	15,089	16,451
Total liabilities	1,571,973	1,689,259

Commitments and contingent liabilities
Stockholders’ Equity
Preferred stock, $.01 par value, $1,000 liquidation value
Authorized, 1,000,000 Series B shares
Issued 12,500 and 12,500 shares	12,500	12,500
Common stock, no par value
Authorized, 22,500,000 shares
Issued, 8,693,471 and 8,693,471 shares
Outstanding, 8,617,466 and 8,617,466 shares	-	-
Additional paid-in capital	32,037	31,965
Retained earnings	109,700	105,402
Accumulated other comprehensive income	8,040	9,101
Total stockholders’ equity	162,277	158,968
Total liabilities and stockholders’ equity	$1,734,250	$1,848,227

HORIZON BANCORP AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Dollar Amounts in Thousands, Except Per Share Data)

	Three Months Ended March 31
	2013	2012
	(Unaudited)	(Unaudited)
Interest Income
Loans receivable	$16,440	$13,532
Investment securities
Taxable	2,022	2,314
Tax exempt	967	980
Total interest income	19,429	16,826
Interest Expense
Deposits	1,480	1,639
Borrowed funds	1,448	1,519
Subordinated debentures	491	470
Total interest expense	3,419	3,628
Net Interest Income	16,010	13,198
Provision for loan losses	2,084	559
Net Interest Income after Provision for Loan Losses	13,926	12,639
Other Income
Service charges on deposit accounts	913	712
Wire transfer fees	190	182
Interchange fees	866	628
Fiduciary activities	1,140	975
Gain on sale of investment securities	368	-
Gain on sale of mortgage loans	3,106	2,274
Mortgage servicing income net of impairment	163	90
Increase in cash value of bank owned life insurance	252	225
Other income	462	56
Total other income	7,460	5,142
Other Expenses
Salaries and employee benefits	7,504	5,963
Net occupancy expenses	1,311	1,054
Data processing	600	526
Professional fees	499	534
Outside services and consultants	712	471
Loan expense	1,114	702
FDIC insurance expense	283	257
Other losses	(72)	30
Other expenses	2,028	1,623
Total other expenses	13,979	11,160
Income Before Income Tax	7,407	6,621
Income tax expense	2,096	2,008
Net Income	5,311	4,613
Preferred stock dividend and discount accretion	(146)	(156)
Net Income Available to Common Shareholders	$5,165	$4,457
Basic Earnings Per Share	$0.60	$0.60
Diluted Earnings Per Share	0.58	0.59